Exhibit 99.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF

NOVEMBER 26, 2018

BY AND AMONG

DOMINION ENERGY, INC.,

TREDEGAR STREET MERGER SUB, LLC,

DOMINION ENERGY MIDSTREAM PARTNERS, LP,

AND

DOMINION ENERGY MIDSTREAM GP, LLC

i

ii

Attachments

Schedule A-1 Parent Knowledge Parties

Schedule A-2 DM Knowledge Parties

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 26, 2018 (the “Execution Date”), is entered into by and among Dominion Energy, Inc., a Virginia corporation (“Parent”), Tredegar Street Merger Sub, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Dominion Energy Midstream Partners, LP, a Delaware limited partnership (“DM”), and Dominion Energy Midstream GP, LLC, a Delaware limited liability company and the general partner of DM (“DM General Partner”).

WITNESSETH:

WHEREAS, Parent and DM desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, DM has required, as a condition to its willingness to enter into this Agreement, that each of Dominion MLP Holding Company, LLC, a Delaware limited liability company (“MLP Holdco”), QPC Holding Company, a Utah corporation (“QPC Holdco”), DM and DM General Partner, simultaneously herewith enter into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, MLP Holdco, QPC Holdco and DM General Partner each agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the DM Conflicts Committee (as defined below), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM and the Holders (as defined below) of DM Public Common Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting DM Special Approval (as defined below)), and (c) resolved to approve, and to recommend to the DM Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the DM Conflicts Committee, at a meeting duly called and held, the DM Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of DM Units and authorized the Holders of DM Units to act by written consent pursuant to Section 13.11 of the DM Partnership Agreement (as defined below);

WHEREAS, the Parent Board (as defined below) has approved this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into DM (the “Merger”), and the issuance of shares of common stock of Parent, without par value (“Parent Common Stock”), in connection with the Merger (the “Parent Stock Issuance”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, MLP Holdco, in its capacity as sole member of Merger Sub, has adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the DM Group Entities, and (ii) with respect to the DM Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry DM Public Units” has the meaning set forth in Section 2.1(c)(iii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DM” has the meaning set forth in the Preamble.

“DM Board” means the Board of Directors of DM General Partner.

“DM Common Units” means the “Common Units,” as defined in the DM Partnership Agreement.

“DM Conflicts Committee” means the Conflicts Committee (as defined in the DM Partnership Agreement) of the DM Board.

“DM Converted Units” has the meaning set forth in Section 2.1(c)(ii).

“DM D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any DM Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any DM Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be a DM D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“DM Disclosure Letter” means the disclosure letter prepared by DM and delivered to Parent concurrently herewith.

“DM Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the DM Group Entities, including such expenses of the DM Conflicts Committee, in connection with this Agreement and the transactions contemplated hereby.

“DM Financial Statements” has the meaning set forth in Section 3.6(a).

“DM Fourth Quarter Distribution” has the meaning set forth in Section 2.1(a).

“DM General Partner” has the meaning set forth in the Preamble.

“DM General Partner Interest” means the “General Partner Interest,” as defined in the DM Partnership Agreement.

“DM GP LLC Agreement” means the Amended and Restated Operating Agreement of DM General Partner (formerly Dominion Midstream GP, LLC, which itself was formerly Dominion Cove Point LNG Company, LLC), dated as of September 5, 2002, as amended by Amendment No. 1, dated as of March 11, 2014, and Amendment No. 2, dated as of May 12, 2017.

“DM Long-Term Incentive Plan” means the Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan.

“DM Group Entities” means the DM Parties and the DM Subsidiaries.

“DM Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the DM Partnership Agreement.

“DM Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the DM Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a DM Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to DM or any of the DM Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affect this Agreement or the transactions contemplated hereby, (f) the DM Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partner interests or other equity securities of DM (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of DM Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a DM Material Adverse Effect); provided, however, that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the DM Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on other companies of similar size operating in the industries in which the DM Group Entities operate, or (ii) prevents or materially impedes, interferes with or hinders the ability of either of the DM Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, any change, effect, event or occurrence (or the facts underlying such change, effect, event or occurrence) of which either of the Parent Parties has Knowledge as of the date of this Agreement shall not constitute a DM Material Adverse Effect with respect to the DM Group Entities.

“DM Parties” means DM and DM General Partner.

“DM Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of DM, dated February 27, 2018, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“DM Partnership Interest” means “Partnership Interest,” as defined in the DM Partnership Agreement.

“DM Public Common Units” means the DM Common Units other than the DM Common Units held directly or indirectly by the Parent Group Entities or by the DM Parties.

“DM Public Series A Preferred Units” means the DM Series A Preferred Units other than the DM Series A Preferred Units held directly or indirectly by the Parent Group Entities or by the DM Parties.

“DM Public Units” means DM Public Common Units and DM Public Series A Preferred Units.

“DM Restricted Unit Award” has the meaning set forth in Section 3.4(a).

“DM SEC Reports” has the meaning set forth in Section 3.5(a).

“DM Series A Preferred Units” means the “Series A Preferred Units,” as defined in the DM Partnership Agreement.

“DM Special Approval” means “Special Approval,” as defined in the DM Partnership Agreement.

“DM Subsidiaries” means the Subsidiaries of DM.

“DM Units” means the DM Common Units and the DM Series A Preferred Units.

“DM Vote” has the meaning set forth in Section 3.2.

“Dominion Energy Direct” has the meaning set forth in Section 4.4(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(c)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Payment” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Holders” means, when used with reference to shares of the Parent Common Stock or the DM Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or DM, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the DM Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“MLP Holdco” has the meaning set forth in the Recitals.

“NGL” means natural gas liquids.

“Non-Converting Series A Holders” means the Holders, if any, of DM Public Series A Preferred Units who elect the option set forth in Section 5.11(b)(vii)(B)(3) of the DM Partnership Agreement following receipt of a written notice from DM regarding the execution of this Agreement providing for the Merger, which will constitute a Series A Change of Control (as defined in the DM Partnership Agreement).

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.7(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Award” has the meaning set forth in Section 2.3(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter prepared by Parent and delivered to DM concurrently herewith.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent First Quarter Dividend” has the meaning set forth in Section 2.1(c)(i).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the DM Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affect this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any DM Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided, however, that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) prevents or materially impedes, interferes with or hinders the ability of either of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, any change, effect, event or occurrence (or the facts underlying such change, effect, event or occurrence) of which either of the DM Parties has Knowledge as of the date of this Agreement shall not constitute a Parent Material Adverse Effect with respect to the Parent Group Entities.

“Parent Parties” means Parent and Merger Sub.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Subsidiaries” means the Subsidiaries of Parent, excluding any DM Group Entity.

“Party Group” means the DM Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or DM Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or DM Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or DM Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.7(a).

“Registration Statement” has the meaning set forth in Section 3.13.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“QPC Holdco” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SCANA Merger Agreement” means the Agreement and Plan of Merger, dated as of January 2, 2018, by and among Dominion Energy, Inc., Sedona Corp. and SCANA Corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to a DM Public Unit, the proper completion of all procedures necessary, in either case, to effect the exchange of such DM Public Unit in accordance with the terms of Section 2.2(b) or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Laws” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the DM Partnership Agreement of the holders of DM Units constituting a Unit Majority (as defined in the DM Partnership Agreement).

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the DM Disclosure Letter and the Parent Disclosure

Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of McGuireWoods LLP at Gateway Plaza, 800 East Canal Street, Richmond, Virginia 23219-3916 on the third (3rd) Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto; provided, however, that the Closing shall not occur on or prior to the record date for the regular quarterly cash distribution on the DM Common Units that is paid or payable during the calendar quarter ending March 31, 2019 (“DM Fourth Quarter Distribution”). The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and DM shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into DM, the separate existence of Merger Sub shall cease, and DM shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, DM, DM General Partner, any Holder of DM Units, any Holder of Parent Common Stock, or any other Person:

(i) Conversion of DM Public Common Units. Each of the DM Public Common Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2492 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable Parent Common Stock. In addition, if the Effective Time occurs on or after the record date for the regular quarterly cash dividend on the Parent Common Stock that is paid or payable during the calendar quarter ending March 31, 2019 (the “Parent First Quarter Dividend”), then each Holder of DM Public Common Units outstanding immediately prior to the Effective Time also shall be entitled to receive an amount of cash, without interest, equal to the Parent First Quarter Dividend to which such Holder would have been entitled if (x) the Effective Time had occurred prior to the record date for the Parent First Quarter Dividend and (y) on the record date for the Parent First Quarter Dividend, such Holder was a Holder of the number of whole shares of Parent Common Stock such Holder is entitled to receive pursuant to the preceding sentence (in either case, such number of shares of Parent Common Stock pursuant to the preceding sentence and such amount of cash, if any, the “Merger Consideration”).

(ii) Treatment of DM Public Series A Preferred Units. Each of the DM Public Series A Preferred Units outstanding immediately prior to the Effective Time shall, at the election of the holders of such units in accordance with the DM Partnership Agreement, either (A) convert into DM Public Common Units (such converted or redeemed units pursuant to Section 2.1(c)(A) or (C), the “DM Converted Units”) in accordance with Sections 5.11(b)(vii)(B)(1) or (2) of the DM Partnership Agreement, (B) remain outstanding in accordance with Section 5.11(b)(vii)(B)(3) of the DM Partnership Agreement, or (C) be redeemed for cash or DM Public Common Units, in the sole discretion of DM, in accordance with Section 5.11(b)(vii)(B)(4) of the DM Partnership Agreement. Each Holder of DM Converted Units shall receive the Merger Consideration in exchange for their DM Converted Units. All DM Series A Preferred Units that remain outstanding at the Effective Time shall remain outstanding following the Effective Time.

(iii) Conversion and Cancellation of the DM Public Units. Each DM Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i) or Section 2.1(c)(ii), as applicable, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such DM Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of DM or have any rights with respect to such DM Public Units, (A) except the right to receive the Merger Consideration, and (B) the right to receive any dividends, distributions and

Fractional Share Payments to which former Holders of DM Public Units become entitled, all in accordance with this Article II upon the Surrender of uncertificated DM Public Units represented by book-entry form (“Book-Entry DM Public Units”), and receipt of such other documents in accordance with Section 2.2.

(iv) Treatment of DM-Owned Units, Parent-Owned Partnership Interests and Non-Converting Series A Holders. Any DM Units that are owned immediately prior to the Effective Time by DM shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled DM Units. The (A) DM General Partner Interest, (B) DM Incentive Distribution Rights, (C) DM Units that are not DM Public Units and are not cancelled pursuant to the preceding sentence, and (D) DM Public Series A Preferred Units held by Non-Converting Series A Holders shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(v) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of DM Common Units equal to the number of DM Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii), and the holder of such DM Common Units shall be admitted as a limited partner of DM. At the Effective Time, the books and records of DM shall be revised to reflect the cancellation and retirement of all DM Public Units and the conversion of the limited liability company interest in Merger Sub to DM Common Units, the admission of the sole member of Merger Sub as a limited partner of DM and the existence of DM (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of DM shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the DM Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of DM Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all DM Public Units held by such Holder immediately prior to the Effective Time) shall receive from Parent, in lieu of such fractional share, an amount (a “Fractional Share Payment”) in cash (payable in dollars, without interest) equal to the product of (A) such fraction, multiplied by (B) the average of the closing price of Parent Common Stock as reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing) over the five trading day period ending on the third trading day immediately preceding the Effective Time. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding DM Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to DM, Merger Sub and the Holders of DM Restricted Unit Awards and DM Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement; provided, further, for the avoidance of doubt, that no adjustment to the Merger Consideration shall be made relating to the merger pursuant to the SCANA Merger Agreement.

SECTION 2.2 Exchange of DM Public Units.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Equiniti Trust Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) and any Fractional Share Payment. At or prior to the Effective Time, Parent shall (A) deposit with the Exchange Agent, for the benefit of the Holders of DM Public Units, an amount of cash sufficient to effect the delivery of the estimated aggregate Fractional Share Payment and, if the Effective Time occurs on or after the record date for the Parent First Quarter Dividend, an amount of cash sufficient to effect the payment of the Parent First Quarter Dividend to Holders of DM Public Units in accordance with Section 2.1(c) (the “Exchange Fund”), (B) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii), and (C) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. In addition, Parent shall deposit with the transfer agent an amount of cash sufficient to effect the delivery of any declared but unpaid DM distributions payable pursuant to Section 2.2(d) in the ordinary course. Parent shall deposit with the Exchange Agent any additional cash or other consideration as applicable in excess of the Exchange Fund as and when necessary to pay any dividends or distributions payable pursuant to Section 2.2(c), any Fractional Share Payment and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, and any remaining amount of the Exchange Fund or other funds deposited shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of DM Public Units and (y) the expiration of the period specified in Section 2.2(e).

(b) Exchange Procedures. Each Holder of record of one or more Book-Entry DM Public Units shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (it being understood that the Holders of Book-Entry DM Public Units shall be deemed to have Surrendered such DM Public Units upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) a cash amount in immediately available funds equal to (1) any dividends and other distributions such Holder has the right to receive pursuant to Section 2.2(c) plus (2) any cash in lieu of any Fractional Share Payment such Holder has the right to receive pursuant to Section 2.1(e) plus (3) if the Effective Time occurs after the record date for the Parent First Quarter Dividend, an amount of cash sufficient to effect payment of the Parent First Quarter Dividend to Holders of DM Common Units in accordance with Section 2.1(c), and (B) the number of whole shares of Parent Common Stock, in uncertificated book-entry form, such Holder has the right to receive pursuant to Section 2.1(c).

(c) Dividends and Distributions with Respect to Unexchanged DM Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any Book-Entry DM Public Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such Book-Entry DM Public Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to each Holder of Book-Entry DM Public Units, without interest, (i) at the time of Surrender of such Book-Entry DM Public Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such Book-Entry DM Public Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in DM Public Units. All Merger Consideration issued upon the Surrender for exchange of Book-Entry DM Public Units in accordance with the terms of this Article II (including any Fractional Share Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the DM Public Units heretofore represented by such Book-Entry DM Public Units, subject, however, to Parent’s obligation, notwithstanding the conversion of DM Public Units pursuant to this Agreement, with respect to DM Public Units outstanding immediately prior to the Effective Time, to pay (or cause DM to pay) to the Holder of DM Public Units as of the applicable record date any dividends and distributions with a record date at or prior to the Effective Time that may have been declared or made by DM or the DM General Partner with respect to such DM Common Units in accordance with the terms of the DM Partnership Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the Book-Entry DM Public Units for twelve months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the Book-Entry DM Public Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Fractional Share Payment and any dividends and distributions with respect to DM Common Units or shares of Parent Common Stock to which such Holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, DM, DM General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, distribution or Fractional Share Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry DM Public Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Payment or any dividends and distributions with respect to DM Common Units or shares of Parent Common Stock in respect of such Book-Entry DM Public Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such Book-Entry DM Public Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Treatment of DM Restricted Unit Awards.

(a) At the Effective Time, each DM Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time, shall cease to represent an award with respect to DM Common Units and shall be converted into an award with respect to shares of Parent Common Stock (a “Parent Award”), subject to the same vesting and forfeiture provisions as were applicable under such DM Restricted Unit Award immediately prior to the Effective Time, with the number of shares of Parent Common Stock subject to each such Parent Award to be equal to the number of DM Common Units subject to each such DM Restricted Unit Award immediately prior to the Effective Time multiplied by the Exchange Ratio (such product, rounded to the nearest whole share), with any corresponding accrued but unpaid DERs (as defined in the DM Long-Term Incentive Plan) with respect to any DM Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable Parent Award.

(b) Prior to the Effective Time, DM and DM General Partner shall take all action necessary to effectuate the provisions of this Section 2.3. DM and DM General Partner shall ensure that, as of immediately following the Effective Time, no holder of a DM Restricted Unit Award or participant in the DM Long-Term Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of DM, the Surviving Entity or any of the DM Subsidiaries.

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Parent Awards as a result of the actions contemplated by this Section 2.3. As soon as practicable following the Effective Time, Parent shall, to the extent legally required, file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Parent Common Stock subject to such Parent Awards and shall use its reasonable best efforts to maintain the effectiveness of any such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Awards remain outstanding and the offering with respect thereto is required to be registered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE DM PARTIES

Except (i) as set forth in a section of the DM Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of the DM Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the DM SEC Reports (excluding any disclosures set forth in such DM SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed prior to the Execution Date (without giving effect to any DM SEC Report or any amendment to any DM SEC Report in each case filed on or after the Execution Date), DM and, with respect to itself where provided for in this Article III, the DM General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1 Organization and Existence.

(a) Each of the DM Parties is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the DM Subsidiaries (other than any of the DM Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the DM Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a DM Material Adverse Effect.

(d) DM has made available to Parent true and complete copies of the Governing Documents of each DM Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no DM Party is in violation of any provisions thereof.

SECTION 3.2 Authority and Approval. Each of the DM Parties has all requisite limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, and subject to receipt of the DM Vote (as defined below), to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the DM Parties, and subject to receipt of the DM Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the DM Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the DM Parties. At a meeting duly called and held, the DM Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM and the Holders of DM Public Common Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting DM Special Approval), and (c) resolved to approve, and to recommend to the DM Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the DM Conflicts Committee, at a meeting duly called and held, the DM Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of DM, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of DM Units and authorized the Holders of DM Units to act by written consent pursuant to Section 13.11 of the DM Partnership Agreement. The approval of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the DM Partnership Agreement) (the “DM Vote”) is the only vote or approval of partnership interests in DM necessary to approve this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the DM Parties and, assuming the due execution and delivery by each of the other parties hereto, constitutes the valid and legally binding obligation of each of the DM Parties, enforceable against each of the DM Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the DM Vote, the execution, delivery and performance of this Agreement by each of the DM Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the DM Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the DM Group Entities is a party or by which any of the DM Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the DM Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a DM Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the DM Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, Takeover Laws, and any other applicable state or federal securities, and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a DM Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization; Limited Partner Interests.

(a) As of the close of business on November 23, 2018, the outstanding capitalization of DM consists of 126,607,641 DM Common Units, 30,308,342 DM Series A Preferred Units, the DM General Partner Interest and the DM Incentive Distribution Rights. All of such DM Common Units, DM Series A Preferred Units, and DM Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the DM Partnership Agreement, and are fully paid (to the extent required under the DM Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the DM Partnership Agreement). The DM General Partner is the sole owner of the DM General Partner Interest and the DM General Partner Interest has been duly authorized and validly issued in accordance with the DM Partnership Agreement. As of the Execution Date, 3,000,000 DM Common Units were reserved for issuance under the DM Long-Term Incentive Plan, of which 10,424 DM Common Units were subject to outstanding restricted unit awards (the “DM Restricted Unit Awards”) and no DM Common Units were subject to outstanding options, unit appreciation rights, phantom units, or equity awards of any other kind. All DM Common Units reserved for issuance under the DM Long-Term Incentive Plan, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the DM Partnership Agreement). Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any DM Units, partnership interests, voting securities or equity interests of DM issued and outstanding or any Rights issued or granted by, or binding upon, DM, except as set forth in the DM SEC Reports (without giving effect to any DM SEC Report or any amendment to any DM SEC Report in each case filed on or after the Execution Date) or the DM Partnership Agreement as in effect on the Execution Date, except for awards granted under the DM Long-Term Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the DM Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of DM or any DM Group Entity to repurchase, redeem or otherwise acquire any DM Units or other partnership interests, voting securities or equity interests or any Rights of DM or any DM Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of DM on any matter.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each DM Subsidiary owned directly or indirectly by the DM Parties (i) are owned, beneficially and of record free and clear of all Liens and (ii) have been duly authorized and are validly issued, fully paid (with respect to DM Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable DM Subsidiary) and, except for any general partner interest in a DM Subsidiary, nonassessable (with respect to DM Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2017, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by DM or any DM Subsidiary with or to the SEC (the “DM SEC Reports”) have been filed or furnished. For a period of at least twelve calendar months immediately prior to the Execution Date, all DM SEC Reports have been filed in a timely manner. The DM SEC Reports shall not include any reports required to be filed or furnished by any entity prior to such entity becoming a DM Subsidiary. Each of the DM SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of DM SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any DM SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which DM makes no representation or warranty.

(b) Except as set forth on Section 3.5(b) of the DM Disclosure Letter, no DM Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the DM SEC Reports. No enforcement action has been initiated against DM relating to disclosures contained or omitted from any DM SEC Report.

(c) DM makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. DM has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by DM in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. DM General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to DM’s auditors and the audit committee of the DM Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect DM’s ability to record, process, summarize and report financial data and have identified for DM’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in DM’s internal controls.

(d) Since January 1, 2017, the principal executive officer and principal financial officer of the DM General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a DM SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of DM included in the DM SEC Documents (the “DM Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of DM and its consolidated Subsidiaries as of such dates and the consolidated results of operations and cash flows of DM for such periods, except as otherwise noted therein. Except as set forth in the DM Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a DM Material Adverse Effect. DM has not had any disagreement with its independent public accounting firm that required disclosure in the DM SEC Reports.

(b) There are no liabilities or obligations of DM, DM General Partner or the DM Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations reflected or reserved against in the DM Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2017, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a DM Material Adverse Effect.

SECTION 3.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a DM Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the DM Parties, threatened against or affecting the DM Group Entities, their assets, or any of the operations of the DM Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the DM Group Entities, their assets, or any of the operations of the DM Group Entities related thereto.

(b) None of the DM Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a DM Material Adverse Effect.

SECTION 3.8 No Adverse Changes. Except as disclosed in the DM SEC Reports or described in the DM Financial Statements, as applicable, with respect to the DM Group Entities:

(a) since December 31, 2017, there has not been a DM Material Adverse Effect; and

(b) since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the DM Group Entities, whether or not covered by insurance.

(c) since December 31, 2017, neither DM nor any other DM Group Entity has taken any action described in Section 5.1(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.9 Taxes. Except as would not, individually or in the aggregate, have a DM Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to DM or any of the DM Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by DM or any of the DM Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of DM or any of the DM Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to DM or any of the DM Subsidiaries or their assets; (e) each of DM or any of the DM Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) DM is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of DM for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (h) each DM Subsidiary is currently (and has been since its respective acquisition by DM) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), except in the case of clause (h), as set forth on Section 3.9 of the DM Disclosure Letter.

SECTION 3.10 Investment Company Act. DM is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.11 Brokerage Arrangements. Except for DM’s obligations to Moelis & Company LLC, the fees and expenses of which will be paid by DM, none of the DM Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the DM Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.12 Opinion of Financial Advisor. The DM Conflicts Committee has received the opinion of Moelis & Company LLC, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the various qualifications, assumptions, limitations, and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Holders of the DM Public Common Units.

SECTION 3.13 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of DM specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, DM makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.14 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE DM PARTIES IN THIS AGREEMENT, THE DM PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE DM PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE DM PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.14 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE DM GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the DM Parties that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia, in the case of the Parent, or the Laws of the State of Delaware, in the case of Merger Sub, and has all requisite corporate or limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to DM true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by MLP Holdco, an indirect, wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. The board of directors of Parent has duly and validly adopted resolutions approving this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, and has duly and validly adopted resolutions authorizing MLP Holdco, the sole member of Merger Sub, to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, which resolutions of Parent have not been rescinded, modified or withdrawn in any way. MLP Holdco, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, which approval of MLP Holdco has not be rescinded, modified or withdrawn in any way.

This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, Takeover Laws and any other applicable state or federal securities and “blue sky” Laws, or (B) any filings and approvals required under the rules and regulations of the NYSE, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stocks and 20,000,000 shares of preferred stock (such preferred stock, the “Parent Preferred Stock”). At the close of business on November 23, 2018, there were (A) 656,473,401 shares of Parent Common Stock issued and outstanding and (B) no shares of Parent Preferred Stock issued or outstanding. Except as set forth in the immediately preceding sentence, at the close of business on November 23, 2018, no shares of capital stock or other voting securities of Parent were issued or outstanding. Since November 23, 2018 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent other than pursuant to the exercise or vesting of equity awards under any Parent equity award plans or pursuant to Parent’s dividend reinvestment and direct stock purchase plan (“Dominion Energy Direct”), in each case, outstanding as of November 23, 2018 and (y) except as set forth on Section 4.4(a) of the Parent Disclosure Letter, there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the Holders of Parent Common Stock. All outstanding shares of Parent Common Stock are, and all such shares of Parent Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2017, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC (the “Parent SEC Reports”) have been timely filed or furnished. For a period of at least twelve calendar months immediately prior to the Execution Date, all Parent SEC Reports have been filed in a timely manner. The Parent SEC Reports shall not include any reports required to be filed or furnished by any entity prior to such entity becoming a Parent Subsidiary. Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of DM, as to which Parent makes no representation or warranty.

(b) There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d) Since January 1, 2017, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and cash flows of Parent for such periods, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2017, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8 No Adverse Changes. Except as disclosed in the Parent SEC Reports or described in the Parent Financial Statements, as applicable, with respect to the Parent Group Entities:

(a) since December 31, 2017, there has not been a Parent Material Adverse Effect;

(b) since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance; and

(c) since December 31, 2017, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of DM, would violate such provisions.

SECTION 4.9 Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

SECTION 4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.11 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of DM for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.12 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.12 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 5.1(a) of the DM Disclosure Letter, (iii) required by applicable Law, (iv) required by a Governmental Entity or (v) with the prior written consent of the DM Conflicts Committee (such consent not to be unreasonably withheld, conditioned or delayed), (x) Parent shall cause each of the DM Group Entities to conduct its business in all material respects in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve substantially intact its current business organizations, maintain adequate and comparable insurance coverage, and preserve its relationships with its employees, counterparties, customers and suppliers and Governmental Entities with jurisdiction over any DM Group Entity and (y) without limiting the foregoing, Parent shall not take any action to cause, and shall not permit the DM General Partner to cause, the amendment of the DM Partnership Agreement or the DM GP LLC Agreement, in each case, to the extent that any such change or amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely impact the Holders of DM Public Units in any material respect.

(b) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) required by applicable Law, (iv) required by a Governmental Entity or (v) with the prior written consent of the DM Conflicts Committee (such consent not to be unreasonably withheld, conditioned or delayed), (x) Parent shall, and shall cause each of the Parent Group Entities to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve substantially intact its current business organizations, maintain adequate and comparable insurance coverage, and preserve its relationships with its employees, counterparties, customers and suppliers and Governmental Entities with jurisdiction over Parent or any Parent Group Entity and (y) without limiting the foregoing, Parent shall not, and shall not permit any Parent Group Entity to:

(i) (A) amend Parent’s articles of incorporation or bylaws (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of DM Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii) other than transactions exclusively between wholly owned Parent Subsidiaries, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of DM Public Units in the Merger;

(iii) except as set forth in Section 5.1(b)(iii) of the Parent Disclosure Letter, issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent in excess of $250,000,000 in the aggregate (based on the market price of the securities at the time of issuance); provided, however, that this clause (iii) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its employee benefit plans or as permitted by clause (iv); provided further, that nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

(iv) grant any awards consisting of shares of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(v) waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a Parent Material Adverse Effect; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) From the Execution Date until the Closing Date, neither DM nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d) From the Execution Date until the Closing Date, each of Parent and DM shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Each Party Group agrees that it (i) shall not use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Merger and (ii) shall hold all information and documents obtained pursuant to this Section 5.2 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 5.2 which such Party Group was, prior to the Execution Date, entitled to receive pursuant to applicable Law or any contract other than this Agreement. No investigation by any Party Group of the business and affairs of the other Party Group shall affect, or be deemed to modify or waive, any representation, warranty, covenant, or other agreement in this Agreement, or the conditions to any Party Group’s obligation to consummate the Merger.

SECTION 5.3 Certain Filings.

(a) As promptly as practicable following the Execution Date (i) Parent and DM shall jointly prepare and file with the SEC, and each of the DM Parties and the Parent Parties agrees to cooperate in the preparation of, the Registration Statement (including the consent statement/prospectus constituting a part thereof (the “Consent Statement/Prospectus”)) and any other documents required under Section 2.3(c) and Parent shall file with the SEC the Consent Statement/Prospectus and any other required documents required under Section 2.3(c), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Each of Parent and DM agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the consummation of the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms. DM shall use its reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the holders of DM Public Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and DM agrees to furnish to the other party all information concerning the Parent Group Entities or the DM Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Parent or DM, in each case without providing the other party a reasonable opportunity to review and comment thereon. For the avoidance of doubt, the Consent Statement/Prospectus shall not be required to include a recommendation by the DM Board or the DM Conflicts Committee to the Holders of DM Public Units regarding the Agreement.

(b) Each of the Parent Parties and the DM Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus is mailed to the Holders of DM Public Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the DM Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus.

(c) Each of DM and Parent shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between DM or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and DM shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus or the Registration Statement as promptly as practicable.

(d) DM General Partner shall distribute to the Holders of DM Public Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Holders of DM Public Units in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

SECTION 5.4 Reasonable Best Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger and (iii) obtain promptly all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated hereby. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 No Public Announcement. On the Execution Date, Parent and DM shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and DM General Partner. From and after the Execution Date, neither DM nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and DM General Partner in advance of such public announcement or press release) without the prior approval of Parent and DM General Partner, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Except as otherwise provided in Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and DM shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and (b) the costs of printing and mailing of the Consent Statement/Prospectus.

SECTION 5.7 Regulatory Issues. DM and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8 Tax Matters. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the United States federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the DM Public Units by the holders of such DM Public Units in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, to the fullest extent permitted under applicable Laws, Parent and the Surviving Entity shall, and shall cause the DM Group Entities to, (i) indemnify and hold harmless each DM D&O Indemnified Party against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by a DM D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by Parent of an undertaking by or on behalf of the DM D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the DM D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all DM D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the DM D&O Indemnified Parties as provided in the Governing Documents of any DM Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of DM and DM General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of DM and DM General Partner as of the Execution Date. Any right of a DM D&O Indemnified Party pursuant to this Section 5.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such DM D&O Indemnified Party as provided herein, and shall be enforceable by such DM D&O Indemnified Party and their respective heirs and representatives against Parent and its respective successors and assigns.

(b) For a period of six years after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each DM D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the DM Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the DM D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the DM D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the DM Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the DM D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the DM D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any DM D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such DM D&O Indemnified Party may have under the Governing Documents of any DM Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10 Consent to Use of Financial Statements; Financing Cooperation. The DM Parties hereby consent to the Parent Group Entities’ use of and reliance on any audited or unaudited financial statements, including the DM Financial Statements, relating to the DM Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the DM Parties will use reasonable best efforts, at the Parent Parties’ sole cost and expense, to obtain the consents of Deloitte & Touche LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the DM Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.

SECTION 5.11 Distributions. After the date of this Agreement until the Effective Time, the DM General Partner shall (and Parent shall directly or indirectly cause its representatives on the DM Board to) determine, declare and cause DM to pay regular quarterly cash distributions on the DM Common Units for each quarter in accordance with the DM Partnership Agreement in the ordinary course and consistent with past practice, including with respect to amount and timing of record dates and payment dates; provided, however, that, subject to applicable Law, any such regular quarterly distribution shall not be less than or exceed the amounts set forth on Section 5.11 of the DM Disclosure Letter without the separate determination and approval of the DM Conflicts Committee made in accordance with the DM Partnership Agreement and their duties as directors of the DM Board. The DM General Partner shall (and Parent shall directly or indirectly cause its representatives on the DM Board to) designate the record and payment dates for the DM Fourth Quarter Distribution so that such record and payment dates precede the Effective Time so as to permit the payment, not later than immediately prior to the Effective Time, of the DM Fourth Quarter Distribution to the Holders of DM Public Units on such record date.

SECTION 5.12 Section 16 Matters. Prior to the Effective Time, the DM Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of DM Units (including derivative securities with respect to such DM Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DM, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Conflicts Committee. Prior to the Effective Time, none of the DM Group Entities shall, without the consent of the DM Conflicts Committee, eliminate the DM Conflicts Committee, or revoke or diminish the authority of the DM Conflicts Committee, or remove or cause the removal of any director of the DM Board that is a member of the DM Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the DM Board, including the affirmative vote of each of the other members of the DM Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.14 Takeover Laws. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) Consent Statement. The Consent Statement/Prospectus shall have been cleared by the SEC and mailed to Holders of DM Public Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

(b) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of DM, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(b) shall not imply that the Written Consent is permitted by the DM Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of DM Units constituting a Unit Majority (as defined in the DM Partnership Agreement).

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(d) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the DM Parties with respect thereto.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the DM Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.8(a)) shall be true and correct (without regard to any materiality, “DM Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a DM Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.8(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the DM Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “DM Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) DM General Partner Certificate as to Performance. Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of DM General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to the DM Parties’ Obligations. The obligation of the DM Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the DM Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.8(a)) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.8(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent Certificate as to Performance. DM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the DM Conflicts Committee and the DM Board, on behalf of DM.

SECTION 7.2 Termination by DM or Parent. At any time prior to the Effective Time, this Agreement may be terminated by DM or Parent if:

(a) the Effective Time shall not have occurred on or before March 1, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to DM if the DM Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4.

SECTION 7.3 Termination by DM. This Agreement may be terminated by DM at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to DM if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time) or if the cause of such breach or failure to perform is a result of any actions or inactions by DM.

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if the DM Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the DM Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the DM Parties prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time) or if the cause of such breach or failure to perform is a result of any actions or inactions by the Parent Parties.

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII shall survive such termination; except that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Payment of DM Expenses. If this Agreement is terminated by (a) DM or the Parent pursuant to the provisions of Section 7.2 or (b) DM pursuant to the provisions of Section 7.3, Parent shall pay to DM by wire transfer of immediately available funds an account designated by DM an amount equal to the DM Expenses, and such payment shall be made within five (5) Business Days after such termination.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the DM Parties, addressed to:

Dominion Energy Midstream Partners, LP

120 Tredegar Street

Richmond, Virginia 23219

Attention: DM Conflicts Committee, John A. Luke, Jr., Chairman

E-mail: jal@westrock.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: E. Ramey Layne; Brittany A. Sakowitz

E-mail: rlayne@velaw.com; bsakowitz@velaw.com

and with a copy to (which shall not constitute notice):

Richards, Layton & Finger, PA

One Rodney Square

920 N. King St.

Wilmington, DE 19801

Attention: Kenneth E. Jackman; Srini Raju

Fax: (302) 498-7701

Email: jackman@rlf.com; raju@rlf.com

If to any of the Parent Parties, addressed to:

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attention: James R. Chapman, Senior Vice President, Chief Financial Officer and Treasurer

E-mail: james.r.chapman@dominionenergy.com

with a copy to (which shall not constitute notice):

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: Jane Whitt Sellers

Facsimile: (804) 698-2170

E-mail: jsellers@mcguirewoods.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement, the Support Agreement, and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the DM Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the DM Group Entities or as to the accuracy or completeness of any information regarding any DM Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the DM Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any DM Group Entity, and (c) the DM Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any DM Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any DM Group Entity of, or any Parent Group Entity’s or any DM Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or DM Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Effective Time, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the DM Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by DM to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3 or (y) enforce this Agreement (including pursuant to Section 7.8), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by any DM Party, by the DM Board, and the DM Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9, (ii) for the right of the Holders of DM Units to receive the Merger Consideration, any Fractional Share Payment and any distributions or dividends payable pursuant to Section 2.2(c) or Section 2.2(d) after the Closing (a claim by the Holders of DM Units with respect to which may not be made unless and until the Closing shall have occurred) and (iii) for the right of the Holders of DM Restricted Unit Awards to receive Parent Awards pursuant to Section 2.3 after the Closing (a claim by the Holders of DM Restricted Unit Awards with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

DOMINION ENERGY, INC.,

By:	/s/ Thomas F. Farrell, II
Name:	Thomas F. Farrell, II
Title:	Chairman, President and Chief Executive Officer

TREDEGAR STREET MERGER SUB, LLC,

By: Dominion MLP Holding Company, LLC, its sole member

By:	/s/ Thomas F. Farrell, II
Name:	Thomas F. Farrell, II
Title:	President

DOMINION ENERGY MIDSTREAM PARTNERS, LP,

By: Dominion Energy Midstream GP LLC, its general partner

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

DOMINION ENERGY MIDSTREAM GP LLC,

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President, Chief Financial Officer and Treasurer